Exhibit 99.1

Contact:	Chris Tofalli
Alan Oshiki
Broadgate Consultants, Inc.
212-232-2226/2227

For Immediate Release

$3.2 Billion Merger Positions Graphic Packaging for Industry Leadership and Global Reach

MARIETTA, GA, August 8, 2003 – The creation of Graphic Packaging Corporation (NYSE:GPK), a leading provider of paperboard and integrated paperboard solutions to beverage and consumer products multinationals, was completed today. The Company, which had 2002 pro forma revenues of approximately $2.25 billion, results from the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  The Company, which has an enterprise value of approximately $3.2 billion, expects substantial free cash flow for debt reduction.

Marietta, Georgia-based Graphic Packaging Corporation is a leader in the three largest segments of the U.S. folding carton business – beverage, frozen and non-frozen.  The overall U.S. folding carton market is estimated to be comprised of approximately $8.5 billion in sales.

“The combined company is built on common operating philosophies, including a commitment to innovation, cost reduction, quality and excellent customer service,” said Steve Humphrey, President and Chief Executive Officer of Graphic Packaging Corporation.  “The keys to our success will be our ability to provide the highest level of quality and service at the lowest cost and to offer proprietary products to help our customers be more successful.  Graphic Packaging Corporation has a pre-eminent position in the best segments of our industry, the best customers and the best solution set for those customers.”

Graphic Packaging Corporation will have the scale, technologies and rich product portfolio to enhance its strong relationships with food and consumer products companies worldwide.  The Company will benefit from the merger partners’ combination of sophisticated front-end sales and marketing, converting operations and strong customer relationships along with experience in providing an integrated total packaging systems offering.

The Board of Directors of Graphic Packaging will consist of nine members: Jeffrey Coors, former Chairman and Chief Executive Officer of Graphic Packaging International Corporation who will serve as Executive Chairman, Mr. Humphrey, Kevin J. Conway, G. Andrea Botta, John D. Beckett, Harold R. Logan, Jr., John R. Miller, Martin D. Walker and a ninth director to be named.

Graphic Packaging Corporation, which will be operating under the name of Graphic Packaging International, Inc., also unveiled its new corporate logo today, which will be featured in the Company’s advertising with the tag line “We Package Results.”  The Company plans an industry-wide advertising campaign.

About Graphic Packaging Corporation

Graphic Packaging Corporation (NYSE:GPK) is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumable products companies.  The Company’s customers include some of the most instantly recognized companies in the world.  Headquartered in Marietta, Georgia, Graphic Packaging Corporation was created in August 2003 through the merger of Graphic Packaging International Corporation and Riverwood Holding, Inc.

Forward Looking Statement

This release includes forward-looking statements as to management’s or the Company’s expectations and beliefs. Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance. Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements. These statements are subject to certain risks and uncertainties and speak only as of the date given. Such factors include: the uncertainties relating to the merger between Riverwood Holding, Inc. and Graphic Packaging International Corporation and related integration efforts; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; pressures on the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies; the loss of or reduced sales to key customers; the anticipated impact of Coca-Cola Enterprise’s non-renewal notification; prolonged disruptions in the Company’s facilities’ production; intense competitive conditions; the volatility of energy and raw material costs and availability; the Company’s ability to obtain and maintain protection for its intellectual property; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements; and the risks of doing business in foreign countries.

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